Exhibit 10.1

OVERSEAS SHIPHOLDING GROUP, INC.

2004 Stock Incentive Plan

_______________________________

Restricted Stock Award
______________________________

You are hereby awarded common stock of Overseas Shipholding Group, Inc. (the “Company”) on a restricted basis (“Restricted Stock”) subject to the terms and conditions set forth in this Restricted Stock Award (“Award”) and in the Overseas Shipholding Group, Inc. 2004 Stock Incentive Plan, as amended and restated as of June 2, 2010 and as subsequently amended from time to time (the “Plan”), which is attached hereto as Exhibit A.  This Award is subject to the Plan’s terms and conditions.  All determinations, interpretations, or other actions respecting the Plan and this Award will be made by the Committee under the Plan, and shall be final, conclusive and binding on all parties, including you and your successors in interest.  Capitalized terms are defined in the Plan or in this Award.

Specific Terms.  Your Restricted Stock Award has the following terms:

Name of Participant:
Address of Participant:
Number of Shares Subject to Award:
Grant Date:
Vesting:
Over 4 years – 25% of the Restricted Stock under this Award shall vest and become nonforfeitable upon each of the first four anniversaries of the Grant Date provided you are an employee of the Company or an Affiliate on each such date.
All unvested Restricted Stock shall be forfeited if your employment with the Company and its Affiliates terminates for any reason or for no reason; provided, that notwithstanding the foregoing, 100% of the Restricted Stock under this Award shall vest and become nonforfeitable upon (i) a termination of your employment by the Company due to your having a Disability, (ii) your death, (iii) your voluntary termination of employment on or after attainment of age 65 or (iv) a Change in Control.

1. Certificates.  Restricted Stock will be evidenced by a book-entry in the Company’s records.  Upon vesting, you may request a physical certificate for your vested shares.

2. Share Issuance.  You are responsible for providing to the Company the amount of any legally required tax withholding as of the time of vesting of your Restricted Stock.  Unless you make alternative arrangements with the Committee to satisfy applicable tax-withholding obligations, at the time your Restricted Stock vests, the Company may, to the extent permitted by law, deduct from payments otherwise due to you, the minimum statutory withholding for federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock which becomes vested.

3. Investment Purposes.  The Restricted Stock granted to you pursuant to this Award is being granted by the Company with the understanding that you may not sell or distribute the Restricted Stock unless it is registered for sale or the sale is in accordance with an available exemption from registration.

4. Rights with Regard to Restricted Stock.  You will have the right to vote the Restricted Stock, to receive and retain all regular cash dividends payable to holders of record of the Company’s common stock on and after the Grant Date (although such dividends shall be treated, to the extent required by applicable law, as additional compensation for tax purposes if paid on Restricted Stock), and to exercise all other rights, powers and privileges of a holder of common stock of the Company, with the exceptions that until the Restricted Stock becomes vested: (i) you will not be entitled to delivery of stock certificates; and (ii) you may not sell, transfer, pledge, hypothecate, assign or otherwise dispose of your Restricted Stock, except as permitted under the Plan or this Award.

5. Attempted Transfer.  Any attempted sale, transfer, pledge, hypothecation, assignment, exchange or other disposition of Restricted Stock in violation of the Plan and this Award will be considered void and of no effect and the Company will have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

6. Section 83(b) Election.  You may, but are not required to, elect (in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended) within 30 days of the Grant Date, to include in gross income for federal tax purposes in the year of issuance, the fair market value of your Restricted Stock as of the Grant Date.  If you properly make such election, then you will be responsible for providing to the Company the amount of any legally required tax withholding as of the time of the election.  Unless you make alternative arrangements with the Committee to satisfy applicable tax-withholding obligations, at the time your Restricted Stock vests, the Company may, to the extent permitted by law, deduct from payments otherwise due to you, the minimum statutory withholding for federal, state or local taxes of any kind required by law to be withheld with respect to the election.  It is your sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if you elect to utilize such election.  See that attached “Information Concerning the Tax Treatment on Restricted Stock Grants” for more information.  You should consult with your tax advisor concerning such an election.

7. Not a Contract of Employment.  Nothing in this Award or the Plan confers on you any right to continued employment with the Company or an Affiliate, or restricts the Company’s or an Affiliate’s right to terminate your employment at any time for any or no reason.

8. Severability.  The provisions of this Award and the Plan are intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

9. Notices.  Any notice or communication required or permitted to be given by any provision of this Award or the Plan shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company or the Committee, at the address set forth below, to the attention of the Director of Human Resources; and (ii) if to you, at the address the Company has on file for you.  Any such notice shall be deemed to be given as of the date it is personally delivered or properly mailed.

10. Deemed Acceptance of Terms.  If you do not notify the Committee of your disagreement with any of the terms sets forth in this Award within 30 days following the Grant Date, you will be deemed to have accepted this Award.

Miscellaneous.  This Award will inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees.  This Award will be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Delaware without reference to rules relating to conflicts of law.  The headings of the sections of this Award have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

11. Provisions of Plan Control.  The Plan is incorporated herein by reference.  If and to the extent that this Award conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Award shall be deemed to be modified accordingly.

OVERSEAS SHIPHOLDING GROUP, INC.

Morten Arntzen
President, and Chief Executive Officer

Information Concerning the Tax Treatment
on Restricted Stock Grants

Recipients of Restricted Stock Grants or Success Share Awards have the option of electing to pay taxes under IRC Section 83(b) within 30 days of the grant date which is ________________, 20___ based on the fair market value of the stock as of such date.  The price is $_________ per share.  The advantage of making this election is that by paying the tax under Section 83(b), you become eligible for capital gains treatment on any gains or losses you may recognize on the sale of your vested shares based on the difference in the stock price as of the grant date and the price on the sale date.  As a result, the dividend income you receive from the restricted shares will be taxed at a rate of 15%.  However, if you pre-pay your taxes under Section 83(b) and then forfeit the stock before it vests, you also forfeit the amount you prepaid.

If this election is not made, upon vesting, you will recognize ordinary income and such amounts will be subject to both wage withholding and employment taxes and reflected in W2 earnings.  Any dividends received on non-vested shares will also be treated as compensation and reflected as W2 earnings.

This election does not apply to stock option grants.

Please refer to the attached Prospectus on pages 20 and 21 for more detailed information concerning the tax consequences on your restricted shares or your options.  We also suggest that you speak with your financial advisor as we cannot provide tax advice.

If you are interested in electing to pay tax within under Section 83(b), please contact Human Resources.